Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated May 4, 2009 with respect to the balance sheet of Societe d’Exploitation des Mines d’Or de Sadiola S.A. as of December 31, 2008, and the related statements of income, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2008 and 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG Inc.
KPMG Inc.
Registered Auditor
Bloemfontein, South Africa
August 27, 2009